EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL BDC, INC.

Name	Jurisdiction
Golub Capital BDC CLO III Depositor LLC	Delaware
Golub Capital BDC CLO III LLC	Delaware
Golub Capital BDC Holdings, LLC	Delaware
GCIC Holdings LLC	Delaware
GCIC CLO II Depositor LLC	Delaware
GCIC CLO II LLC	Delaware
GCIC Funding LLC	Delaware
GBDC Holdings Coinvest, Inc.	Delaware
GBDC Holdings ED Coinvest, Inc.	Delaware
GCIC North Haven Stack Buyer Coinvest, Inc.	Delaware
GCIC Quick Quack Coinvest LLC	Delaware
GBDC Quick Quack Coinvest LLC	Delaware
Golub Capital 3 Holdings, LLC	Delaware
GBDC 3 Funding LLC	Delaware
Golub Capital BDC 3 CLO 1 Depositor LLC	Delaware
Golub Capital BDC 3 CLO 1 LLC	Delaware
Golub Capital BDC 3 ABS 2022-1 Depositor LLC	Delaware
Golub Capital BDC 3 ABS 2022-1 LLC	Delaware
Golub Capital BDC 3 CLO 2 Depositor LLC	Delaware
Golub Capital BDC 3 CLO 2 LLC	Delaware
GBDC 3 Holdings Coinvest, Inc.	Delaware
GBDC 3 Quick Quack Coinvest LLC	Delaware